Exhibit 11.2

CODE OF BUSINESS CONDUCT AND ETHICS

Preface		- 1 -
1. Compliance with laws, rules, regulations and related company policies		- 1 -
1.1	False Statements	- 1 -
1.2	Improper Payments and Gifts; Loans	- 1 -
1.3	Recording of Financial and other Transactions	- 2 -
1.4	Disclosure Controls and Procedures	- 2 -
1.5	Preservation of Records	- 2 -
1.6	Securities and Insider Trading	- 3 -
1.7	International Business	- 3 -

2. Company Property		- 4 -
2.1	Use of Company Assets	- 4 -
2.2	Use of Company Information	- 4 -

3. General Personal Conduct and Interface with customers and suppliers		- 4 -
3.1	Conflicts of Interest	- 4 -
3.2	Competitive Intelligence	- 5 -
3.3	Fair Dealing	- 5 -
3.4	Related Company Policies	- 5 -

4. Implementation of the Code		- 5 -
4.1	Reporting of violations	- 5 -
4.2	Reporting Complaints and Concerns Regarding Internal Accounting Controls and Auditing Matters	- 6 -
4.3	Investigation of Potential Violation	- 6 -
4.4	Discipline for Violation of the Code and Waiver for non-compliance	- 6 -

DECLARATION OF COMPLIANCE

- i -

Preface

This Statement constitutes the Code of Business Conduct and Ethics (hereafter, the “Code”) of Deswell Industries, Inc. and its subsidiaries. The Code has been approved by the Board of Directors of Deswell and is a re-affirmation of the Company’s long-standing commitment to ethical conduct and full compliance with all laws, regulations and policies applicable to the Company and its business.

The Code cannot and is not intended to provide definite answers to all questions that might arise. It is a statement of policies for individual and business conduct and does not constitute an employment contract or an assurance of continued employment. It is for the sole benefit of the Company and does not constitute a basis for claims by third parties. The Company may, at its sole discretion, amend or modify the Code at any time with or without notice.

Directors, officers and employees and other representatives of the Company are responsible for being familiar with its contents. A Chinese Version of this code will be distributed via intranets or e-mail to all employees. All employees with the title Supervisor or above must signify their acknowledgment of this Code of Business Conduct and Ethics by signing and returning the attached form of “Declaration of Compliance” within one month upon the receipt date of this Code and every subsequent year to the General Manager and Board of Directors. All other employee should signify their acknowledgement by signing and returning the form to their respective department head.

1. Compliance with laws, rules, regulations and related company policies

General

The activities of the Company and all persons must always be in full compliance with applicable laws, rules and regulations and with the Code and the Company’s related policies and procedures. All persons must comply with all applicable laws and must avoid any situation that could result in the appearance of wrongdoing or impropriety. All persons are expected to maintain high standards of business and personal ethics and honesty while acting in any capacity associated with the Company, consistent with the professional image of the Company.

1.1 False Statements

It is a violation of Company policy to make false or misleading statements or conceal facts in any Company records, including production and quality reports, financial records, environmental records, employment records, etc.

Persons may not engage in any scheme to defraud the Company or a customer, supplier or other person with whom the Company does business of money, property or services or to wrongfully withhold or misappropriate the property of others.

Any theft, embezzlement or misappropriation of Company assets, including misuse or abuse of Company leave policies, must be reported immediately to the Board of Directors or the delegated.

1.2 Improper Payments and Gifts; Loans

It is Company Policy to discourage the receipt of gifts either directly or indirectly by employees as any gift may be misconstrued as an attempt to influence business decisions. The Company expects each employee to exercise reasonable judgment and discretion in accepting any gratuity or gift offered to the employee in connection with employment.

Company employees, directors and officers, and members of their families, may not accept payments of money or anything of value from any government officials, prospective or current customers or suppliers, or others with whom the Company does business or has done business. Restricted payments include, but are not limited to, the following:

•        Compensation in any form (cash, kind, credit, etc.)1.

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1        Annual holiday gifts at a fair-market value of HK$300 or less to or from non-governmental employees are acceptable, provided they are consistent with business practice and applicable law and notice of receipt of such gifts must be submitted to the General Manager.

•        Indirect compensation in any form (cash, kind, credit, etc.) including, but not limited to:

–       Donations to a third party on behalf of the employee;

–       Employment or promise of employment.

•        Travel, transportation and lodging.

•        Extraordinary entertainment unless approved in advance by the Board of Directors or the delegated.

•        Significant gifts of any kind, nature or description, including discounts, coupons and other offers not available to the public in general.

Loans to, or guarantees of obligations of, employees and their family members from any government officials, prospective or current customers or suppliers, or other with whom the company does business or has done business, may create conflict of interest. Accordingly, no loan will be allowed without prior written approval of Board of Directors or the delegated. The Company will not arrange for any personal loan to or for any director or officer regardless of purpose in accordance with applicable law.

1.3 Recording of Financial and other Transactions

All books and records of the Company must be maintained in reasonable detail so as to accurately and fairly reflect all transactions and dispositions of assets of the Company. Furthermore, all transactions must be executed only in accordance with management’s general or specific authorization. The Company’s records must reflect, accurately, timely and fairly and within the Company’s normal system of accountability, all transactions of the Company and all other events that are the subject of specific regulatory record-keeping requirements. All financial and business records must be accurate and complete in accordance with Company reporting and accounting policies and all applicable laws. All Company cash, assets and liabilities of any kind must be disclosed and accurately recorded. No false or misleading entries may be made in the books and records of the Company for any reason. Expense reports and financial records must state in reasonable detail actual business expenses incurred and must include unadulterated supporting documentation.

1.4 Disclosure Controls and Procedures

The United States federal and state securities laws impose continuing disclosure requirements on the Company, and require the Company to regularly file certain reports with and make certain submissions (the “Reports”) to the Securities and Exchange Commission, among others, and to disseminate such Reports to its shareholders. Such Reports must comply with all applicable legal and exchange requirements and may not contain statements which, at the time made, are false or misleading with respect to a material fact, omit any material fact necessary to prevent a statement from being false or misleading or omit any material fact necessary to correct any earlier statement which has become false and misleading.

It is Company policy to make full, fair, accurate, timely and understandable disclosure in all Reports and other public communications made by the Company. A set of disclosure controls and procedures has been adopted by the Company to promote compliance with this policy. All persons must strictly adhere to such controls and procedures. This policy applies to all public disclosure of material information about the Company, including written disclosures, oral statements, visual presentations, press conferences and media calls.

1.5 Preservation of Records

It is the Company’s policy to comply with all laws, rules and regulations relating to record preservation, inclusive but not limited to various tax, accounting and other legal regulations that require that certain documents be retained for specified periods.

Note:

If you learn of a subpoena or a pending, imminent or contemplated litigation or government investigation involving the Company in any manner, you should immediately contact the Corporate Finance Department. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the Corporate Finance Department as to how to proceed. You must not destroy or alter any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. Any questions regarding whether a particular record pertains to a pending, imminent or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, should be directed to the Corporate Finance Department. Note that records include not just documents, but also include tapes (including audio (voice mail), visual, electromagnetic and digital data), photographs, e-mail, computer files and databases and records in any other form.

1.6 Securities and Insider Trading

No person may purchase or sell, directly or indirectly through third persons, any Company security on the basis of material information2 not known to the public; nor should any person disclose material nonpublic information to others, including family members, friends, third parties, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company’s business. The prohibition against trading securities while in possession of material nonpublic information (“insider trading”) and “tipping” others about material nonpublic information applies to purchases and sales of securities of other publicly traded companies if you learn material nonpublic information about other companies, such as those that do business with the Company or with whom the Company is negotiating, in the course of your duties for Deswell. Information is considered to be nonpublic unless it has been adequately disclosed3 to the public by Company management and adequate time has passed for the securities trading market to digest the information.

Substantial penalties may be assessed against people who trade while in possession of material inside information.4 A person violating the Company’s insider trading policy will be subject to disciplinary action up to and including termination and civil penalty.

1.7 International Business

All employees are expected to comply with the laws of the country in which they operate and this Code. If a local law conflicts with a policy in this Code, you must consult the Board of Directors or the delegated to determine the appropriate course of action.

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2        Material information means any information that a reasonable investor might consider important in deciding whether to buy, sell or hold securities. Examples of information that may be material are financial results, financial forecasts, changes in dividends, possible mergers, acquisitions, joint ventures, and other purchases and/or sales of investments in companies, obtaining or losing important contracts, discoveries, important product developments, major litigation developments and major changes in business direction.

3        Examples of adequate disclosures include public filings with securities regulatory authorities and issuances of Company press releases, and also may include certain Company meetings and calls with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

4        Insider trading is a crime and the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. (Source: Section 21A(e) of the Securities Exchange Act of 1934 (“Exchange Act”) [15 U.S.C. 78u-l(e)] issued by the U.S. Securities and Exchange Commission) Finally, insider traders may be subjected to civil liability in private lawsuits.

2. Company Property

2.1 Use of Company Assets

The protection and proper use of Company assets5 are of vital importance and are considered to be the responsibility of each employee. Each employee should take measures to prevent damage to and theft or misuse of Company property. Except as specifically authorized by the Company, all Company assets must be used for legitimate business purposes only and not for personal benefit or any other improper purpose.

2.2 Use of Company Information

All computer data created, received, or transmitted using Deswell Information Technology resources is the property of Deswell and is not to be considered the private information of the user. Company information is valuable both to the Company and to third parties. No information concerning the Company may be provided to third parties unless you are authorized to do so for legitimate Company purposes and disclosure is necessary to properly perform your job.

“Confidential Information6” means data or information concerning the Company which is not already in the public domain. All persons must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. You may not sell, use or disclose Confidential Information, technical or otherwise, for your private benefit or the benefit of any other person, business, firm or entity.

Within the Company, information should be provided only on a need-to-know basis. Spreading rumors, leaking information or otherwise providing sensitive information to persons who do not need to have such information to perform jobs will not be tolerated. After completion of employment with the Company, former employees are prohibited from using Company confidential information for any private purpose or gain and may not disclose any such information, including to new employers.

Regarding the security of the Company’s information system and the proper use of Company computers, please refer to the Corporate Information Technology and Security Policy.

3. General Personal Conduct and Interface with customers and suppliers

3.1 Conflicts of Interest

Company employees, officers and directors are expected to dedicate their best efforts to Company business and to be mindful of any conflicts with the interests7 of the Company. Your obligation to conduct the Company›s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. The following are some common examples that depending upon your particular responsibilities, may create a potential conflict-of-interest situation:

•        Serving as a director, representative, employee, partner, consultant or agent of an enterprise that is a supplier, customer or competitor of the Company, or that engages in any other business with the Company;

•        Owning a material amount of stock in, being a creditor of or having other financial interest in a supplier, customer or competitor;

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5        Company assets include building, machinery, computers, internet connections, inventory and products, catalogues, brochures, product descriptions, customer lists, pricing lists, business plans, transactions analysis, software, Bill of Material (BOM), technical know-how and all other documents, writings, copies and databases used or relied upon in one’s employment. All of these materials and property are proprietary to the Company.

6        Confidential Information includes, but is not limited to, decisions, plans, procedures, personal data on employees, customer and supplier information including proposals and pricing, contractual terms and arrangements, financial or business results, evaluations, analyses and forecasts or any non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

7        A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company. A conflict situation can arise when you take actions or have interests that make it difficult for you to perform your company work objectively and effectively.

•        Gifts, gratuities, special allowances, discounts, or other benefits not generally available, received from or given to a supplier, customer or competitor;

•        Any other direct or indirect personal interest or interest of a family member in a transaction involving the Company;

•        Obtaining or using for personal benefit confidential information regarding a supplier, customer or competitor, or providing confidential information regarding the Company or its business to a supplier, customer or competitor;

•        Appropriating for personal benefit a business opportunity that the Company might reasonably have an interest in pursuing, without first making the opportunity available to the Company;

•        Outside activities that materially detract from or interfere with the full and timely performance by an employee of his or her services for the Company.

3.2 Competitive Intelligence

To effectively compete in the business world requires an understanding of competitors’ strategies. In collecting data on its competitors, the Company utilizes all legitimate sources, but avoids any actions which are illegal, unethical, or which would cause embarrassment.

3.3 Fair Dealing

Every employee, including officers and directors, is required to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

3.4 Related Company Policies

In addition to the Code of Business Conduct and Ethics, there are many specific policies and guidelines such as employee handbooks, workplace safety regulations, etc. that are issued by the Company from time to time. These policies and guidelines form an integral part of your work responsibilities and must be followed.

4. Implementation of the Code

4.1 Reporting of violations

Any suspect, actual or alleged violation of the Code, any law, rule or regulation, or the Company’s related policies and procedures must be reported to the General Manager or report by writing8 to Board of Director or the Internal Audit Department through the Opinion Box System or Electronic Mail. No one will be subject to retaliation because of a good faith report of a suspected violation. The Company will try the best as to foster an environment in which integrity issues and concerns may be raised and discussed with management or with others without the fear of retribution.

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8        An anonymous report can be used. The Company will take all possible and appropriate steps to maintain the confidentiality of any reporting employee’s identity. A sufficiently detailed description of the factual basis for the allegations should be given in order to allow an appropriate investigation.

4.2 Reporting Complaints and Concerns Regarding Internal Accounting Controls and Auditing

Matters

The Company is committed to compliance with applicable securities and other laws, rules, and regulations, accounting standards and internal accounting controls. It is the responsibility of each employee, officer and director promptly to report complaints or concerns regarding internal accounting controls and auditing matters (“Accounting Issues”). Reports may be made to the Corporate Finance Department or the Internal Audit Department. Alternatively, you may make an anonymous report regarding any of these matters as described in V.1. All reports will be treated confidentially to the extent possible.

4.3 Investigation of Potential Violation

All reported violations of the Code, any law, rule or regulation, or the Company’s related policies and procedures will be promptly investigated and treated confidentially.

All investigations will be coordinated by the Internal Audit Department with the assistance of other appropriate Company officials. All persons are expected to cooperate in the investigation of any alleged violation. If the result of the investigation indicates that corrective action is required, the Company will decide what steps it should take to rectify the problem and avoid its recurrence.

4.4 Discipline for Violation of the Code and Waiver for non-compliance

Failure to comply with the standards contained in the Code will have severe consequences for both the individuals involved and the Company. Subject to applicable law, the Company will impose appropriate discipline for violations of the Code including, but not limited to, termination of employment with the Company and/or forfeiture of benefits (including eligibility for any form of Company bonus, discretionary or otherwise and amounts payable with respect to Company stock and options). Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Furthermore, conduct that violates the Code also may violate applicable law. These violations can subject the individuals involved to prosecution, imprisonment and fines. The Company also may be subject to prosecution and significant fines for the improper conduct of its employees. Therefore, the Company expects and requires that all persons exhibit the highest standards of business conduct at all times.

Subject to applicable law, disciplinary action may be taken:

•        Against employees who authorize or participate directly or indirectly in actions that are in violation of the Code, applicable laws, rules or regulations, or Company policies and procedures;

•        Against employees who fail to report a violation of the Code, applicable laws, rules or regulations, Company policies and procedures, or employees who withhold information concerning a violation of which they become aware or should have become aware;

•        Against the violator’s supervisor, to the extent that the circumstances of the violation reflect inadequate supervision or lack of diligence by the supervisor; and

•        Against Company personnel who attempt to retaliate, directly or indirectly, or encourage others to do so, against any person who reports in good faith a violation of the Code, applicable laws, rules or regulations, or the Company’s related policies and procedures.

If an employee would like to seek a waiver of the Code, he/she must make full disclosure of his / her particular circumstances to the Audit Committee.

Waivers or exceptions to our Code of Business Conduct and Ethics will be granted only under exceptional circumstances. A waiver of this Code for any officer or director may be made only by the Company’s Board of Directors and the Audit Committee and must be promptly disclosed as required by applicable law or regulation.